Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Protara Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(4)
Equity	ArTara Therapeutics, Inc. Inducement Plan Common Stock, $0.001 par value per share	Other	600,000	(2)	$3.543	(3)	$2,125,800	(3)	.0001531	$325.46
Total Offering Amounts							$2,125,800			—
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$325.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Protara Therapeutics, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”) that may become issuable under the ArTara Therapeutics, Inc. Inducement Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents additional shares of the Registrant’s Common Stock reserved for future grant under the ArTara Therapeutics, Inc. Inducement Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on Nasdaq Capital Market on February 28, 2025.

(4)	The Registrant does not have any fee offsets.